        PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED JANUARY 15, 2003
                                       OF

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                                  RELATING TO
                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                          5% CONVERTIBLE SENIOR NOTES
    AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SENIOR NOTES

    This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

                                                                                                 SHARES OF
                                                                                                   COMMON
                                      AGGREGATE PRINCIPAL       SHARES OF        SHARES OF   STOCK BENEFICIALLY
                                        AMOUNT OF NOTES           COMMON          COMMON           OWNED
                                         BENEFICIALLY             STOCK            STOCK      AFTER COMPLETION
SELLING HOLDER                         OWNED AND OFFERED    BENEFICIALLY OWNED    OFFERED     OF THE OFFERING
--------------                        -------------------   ------------------   ---------   ------------------
Bank Austria Cayman Islands, LTD
  (1)...............................       3,900,000              160,229         160,229            0

D. E. Shaw Investment Group, L.P.
  (2)...............................       2,700,000              110,928         110,928            0

D. E. Shaw Valence Portfolio, L.P.
  (2)...............................      10,800,000              443,713         443,713            0

Guggenheim Portfolio Co. XV, LLC
  (1)...............................         755,000               31,018          31,018            0

Ramius Capital Group (1)............         200,000                8,216           8,216            0

Ramius, LP (1)......................         103,000                4,231           4,231            0

RCG Baldwin, LP (1).................         167,000                6,861           6,861            0

RCG Halifax Master Fund, LTD (1)....         625,000               25,677          25,677            0

RCG Latitude Master Fund, LTD (1)...       2,250,000               92,440          92,440            0

RCG Multi Strategy, LP (1)..........       3,200,000              131,470         131,470            0

RCG Multi Strategy Master Fund,
  LTD (1)...........................         400,000               16,433          16,433            0

Xavex Convertible Arbitrage #5
  (1)...............................         300,000               12,325          12,325            0

------------------------

(1) Alex Adair exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

(2) Julius Gaudio, Eric Wepsic and Anne Dinning, on behalf of D. E. Shaw & Co. L.P., exercise voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.
                            ------------------------

                   Prospectus Supplement dated March 4, 2003